Exhibit 3.31

CERTIFICATE OF FORMATION

OF

COTTONWOOD GENERATING PARTNERS III LLC

1.      The name of the limited liability company is COTTONWOOD GENERATING PARTNERS III LLC.

2.      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cottonwood Generating Partners III LLC, this 1st day of March, 2000.

/s/ Douglas Pedigo
Douglas Pedigo,
an authorized person